SUB-ITEM 77I
                               MFS SERIES TRUST I
                       on behalf of MFS Strategic Growth Fund





(b) The MFS Strategic Growth Fund, a series of MFS Series Trust I, established a new class of shares as described in the supplement contained in Post-Effective Amendment No. 34 to the Registration Statement (File Nos. 33-7638 and 811-4777), as filed with the Securities and Exchange Commission via EDGAR on October 29, 1999. Such description is incorporated herein by reference.